EXHIBIT 99.1

News Release

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2008 FIRST QUARTER RESULTS

May 9, 2008, New York -- Sotheby’s (NYSE: BID) today announced results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported revenues of $129.3 million, an $18.1 million, or 12%, decrease over the prior first quarter, primarily due to lower auction commission margins as compared to the prior year (13.6% auction commission margin in the first quarter of 2008 as compared to 16.6% in the first quarter of 2007). Net auction sales increased a modest 2%; however, this reflects an increase in higher value works of art, consistent with our long-term strategic objectives, and is partially offset by a significant decrease in single owner sales from the prior first quarter. Typically, high-value objects carry relatively lower commission margins.

The Company’s net loss for the first quarter of 2008 was ($12.4) million, or ($0.19) per diluted share compared to net income of $24.3 million, or $0.37, per diluted share for the prior period, a $36.7 million decline, largely due to the shortfall in auction commission revenues and secondarily to planned higher operating expenses. These results include a $6.4 million, or 12%, increase in salaries and related costs, due to higher full time salaries and stock compensation expense over the period, partially offset by lower employee benefits expense, and a $7.4 million, or 20%

increase in general and administrative costs due to higher professional fees and travel and entertainment expenses.

Because of the seasonal nature of the art auction market and Sotheby’s sales calendar, first and third quarters are expected to be loss quarters. First quarter Auction Sales have historically represented approximately 9% - 14% of annual Auction Sales, and the first quarter has been a loss period for the Company all but twice in the last eighteen years. As a result, typically, first quarter results have not been indicative of expected full year results and we caution investors, as always, to assess the business in six and twelve month periods.

“The market continues to be strong, and the demand for great works of art remains high, as we have seen throughout the spring, and most recently on Wednesday night,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “We are encouraged by year to date sales thus far, which are up 11% as of yesterday and include strong results from our New York Impressionist sales. And we are looking forward to an excellent series of Contemporary Sales next week, which includes Francis Bacon’s masterpiece Triptych, 1976, which is expected to bring in the region of $70 million.”

Mr. Ruprecht continued: “In the first quarter we reduced our auction guarantee risk exposure as we believe it to be an appropriately prudent approach to risk management during this time of greater financial market uncertainty. This necessarily required our agreeing to thinner commission margins in order to win consignments. In addition, competition at the high end accelerated in the quarter which also brought pressure on commission margins. That more conservative approach, which is the right one for these times, was a major factor in these results.”

“In order to enhance our revenue stream and strengthen profit margins, we are today announcing a pricing change of 25% on the first $50,000 of hammer; 20% on the next $950,000 of hammer; and 12% above hammer of $1 million effective as of June 1st. For over 95% of the lots we sell, this change will represent an increase of 2% or less in the final purchase price,” continued Mr. Ruprecht.

Second Quarter Sales
Earlier this week, Sotheby’s New York sales of Impressionist and Modern Art totaled $273 million, well within the pre-sale estimate of $245/337 million. The highlights of the evening sale were Fernand Léger’s Cubist masterpiece, Étude Pour la Femme en Bleu, which sold for a record $39.2 million and Edvard Munch’s Girl’s on a Bridge which surpassed the high estimate and brought a record $30.8 million. Seven lots sold for over $10 million and the average lot value of the evening sale was $5.7 million compared to $5.1 million the previous spring and $4.8 million last November.

Last month, Sotheby’s Hong Kong held a record week of sales which totaled $227.1 million, a 62% increase from the prior spring sales series. Highlights included the record for any Chinese work of art sold at auction, a Rare Gold Tripod Vessel and Cover from the Ming Dynasty which sold for $14.9 million; the record for a Song ceramic sold at auction, an Outstanding “Guan” Mallet Vase for $8.6 million; and the record for Qing Gold sold at auction, a Magnificent Gold, Cloisonne and Beijing Enameled Tibetan-Styled Ewer for $7.2 million. Chinese Contemporary Art also experienced remarkable results with the three sales totaling $51.6 million, well above the pre-sale estimate of $35/$46 million.

Our Russian Art sales in New York last month brought $46.4 million, well within the pre-sale estimate of $41/57 million. Strong prices were realized across the wide variety of works on offer – 19th and 20th Century and Contemporary Russian paintings as well as a broad selection of works of art, particularly icons and bronzes. Highlighting the sales were Arkhip Kuindzi’s Birch Grove which brought $3.1 million, a record for the artist at auction.

Last month in London, the very successful spring sale of Islamic Works of Art brought a record $42.4 million, more than double the pre-sale low estimate of $19 million. The major contributor to the success of the sale was an Abbasid ka’ba key, one of the most powerful symbols of Islam and the only one known to remain in private hands. The key sold for $18.1 million, eighteen times the pre-sale high estimate of $1 million.

Upcoming Sales
Next week, our Contemporary Art sales take place in New York with our highest estimates ever of $375/477 million. The undisputed highlight of the sale is Francis Bacon’s Triptych, 1976 which is estimated to achieve in the region of $70 million. Drawing from Greek mythology, the work reveals in a single composition the entire range of Bacon’s iconography over three decades of painting. Also featured in the evening sale is Mark Rothko’s Orange, Red, Yellow (est. in excess of $35 million) which is a radiantly beautiful and monumental work from his most productive period of the 1950s. Other featured works are by Robert Rauschenberg, Andy Warhol, Jean-Michel Basquiat, Yves Klein and Tom Wesselmann.

Also in New York, our American Paintings sale on May 22nd is highlighted by Edward Hick’s Peaceable Kingdom, arguably the best of his career and estimated to achieve $6/8 million. Other notable works are by Frederic Remington, Childe Hassam, Maxfield Parrish and Norman Rockwell. The entire sale is estimated to bring $53/77 million.

Note: All estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Friday, May 9, 2008, at 9:00 AM EDT. Domestic callers should dial: 877-675-4756 and international callers should dial: 719-325-4889. The call reservation number is 9463246.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

SOTHEBY’S	APPENDIX A
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Auction and related revenues	$107,938	$129,817
Finance revenues	3,512	4,780
Dealer revenues	16,685	11,847
License fee revenues	591	580
Other revenues	535	375
Total revenues	129,261	147,399

Expenses:
Direct costs of services	13,557	13,562
Dealer cost of sales	15,918	8,365
Marketing expenses	5,349	4,167
Salaries and related costs	61,171	54,804
General and administrative expenses	45,464	38,048
Depreciation and amortization expense	6,212	5,482
Impairment loss	—	14,979
Gain on sale of land and buildings	—	(4,752)
Total expenses	147,671	134,655

Operating (loss) income	(18,410)	12,744

Interest income	1,912	2,723
Interest expense	(7,250)	(7,535)
Insurance recovery	—	20,000
Other income	2,623	1,679

(Loss) income before taxes	(21,125)	29,611
Income tax (benefit) expense	(7,493)	5,986
Equity in earnings of investees, net of taxes	1,237	709

Net (loss) income	$(12,395)	$24,334

Basic (loss) earnings per share	$(0.19)	$0.39

Diluted (loss) earnings per share	$(0.19)	$0.37

Basic and diluted weighted average shares outstanding:
Basic	64,395	63,152
Diluted	64,395	65,078

Cash dividends paid per common share	$0.15	$0.10

SOTHEBY'S
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:
GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data)

	Three Months Ended
	March 31,		$ Increase /
	2008	2007	Decrease

GAAP Net (Loss) Income	$(12,395)	$24,334	$(36,729)
Adjustments:
Noortman insurance recovery	—	(20,000)	20,000
Noortman Master Paintings impairment charge	—	14,978	(14,978)
Gain on sale of Billingshurst property (net of taxes)	—	(3,326)	3,326
Adjusted Net (Loss) Income	$(12,395)	$15,986	$(28,381)

GAAP Diluted (Loss) Earnings per Share	$(0.19)	$0.37	$(0.57)
Adjustments:
Noortman insurance recovery	—	(0.31)	0.31
Noortman Master Paintings impairment charge	—	0.23	(0.23)
Gain on sale of Billingshurst property	—	(0.05)	0.05
Adjusted Diluted (Loss) Earnings per Share	$(0.19)	$0.25	$(0.44)